Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is being entered into between EveryWare Global, Inc. (“EVERYWARE”) and Colin Walker (the “Executive”) as of this 13th day of August 2012. For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, EVERYWARE and Executive (sometimes hereafter referred to as the “parties”) agree as follows:

1. Title, Duties and Place of Work. Executive serves as the Executive Vice President International of EVERYWARE. Executive shall perform the duties customarily performed by persons with similar positions in similar companies in all respects as directed by the Chief Executive Officer and the Board of Directors of EVERYWARE. Executive shall report to EVERYWARE’s Chief Executive Officer. Executive shall serve EVERYWARE faithfully and to the best of his ability and shall not, without the prior written consent of EVERYWARE engage, whether directly or indirectly or for or without compensation, in any other business, directorships, trusteeships or employment with any organization other than EVERYWARE. Executive’s normal place of work will be Toronto, Canada, or such other place as EVERYWARE may reasonably require.

2. Term. Executive’s employment with EVERYWARE under this Agreement shall commence on August 1, 2012 and continue until terminated by either party in accordance with Paragraph 4 below.

3. Compensation and Benefits.

(a) Salary. During Executive’s employment, EVERYWARE shall pay Executive an annual base salary of not less than USD $235,000 (“Base Salary”). Executive’s Base Salary shall be paid in accordance with EVERYWARE’s usual payroll practices and policies, may be administered by an affiliate or subsidiary of EveryWare as applicable, and shall be less standard deductions for all appropriate employment-related taxes. Executive acknowledges and agrees that he shall be solely responsible for any and all taxes, regardless of jurisdiction in which they are assessed, on any payments made to Executive under this Agreement or to Executive from EVERYWARE. Executive shall be eligible for merit and market-based increases in accordance with company policy, as may be determined in the sole discretion of the Chief Executive Officer and the Board of Directors.

(b) Benefits. During Executive’s employment, Executive shall be eligible for all benefits provided to other EVERYWARE executive employees provided that Executive qualifies for such benefits, including participation in the EveryWare, Inc. 2012 Stock Option Plan at participation levels determined by the Board of Directors. Executive shall be entitled to a grant of EVERYWARE stock for a total value of $35,000, to be issued on effective date of this Agreement. Such stock grant will be subject to customary transfer restrictions and EVERYWARE buy-back rights upon termination of employment based on fair market value pricing. Any grant of equity under this Agreement will be treated as additional compensation for taxation purposes and will be subject to applicable withholding. Any and all benefits offered by EVERYWARE may be supplemented, discontinued, or changed from time to time at EVERYWARE’s sole discretion and in accordance with EVERYWARE’s policies and practices.

(c) Bonus. Executive shall be eligible for an annual bonus up to a 75% of his Base Salary (“Bonus”) calculated on a pro-rata basis for the initial year and based upon the Executive meeting certain objectives detailed by the Chief Executive Officer and other EVERYWARE financial targets. Executive must be actively employed with EVERYWARE or its affiliates on December 31 of each calendar year corresponding to a Bonus period in order to be eligible for the Bonus described in this paragraph.

4. Termination. Notwithstanding anything herein to the contrary, Executive’s employment under this Agreement shall terminate upon occurrence of any of the following:

(a) By EVERYWARE.

(i) EVERYWARE may terminate Executive’s employment at any time for any reason, with or without Cause and with or without notice. If EVERYWARE terminates Executive’s employment without Cause at any time, then Executive shall be entitled to the Severance amount set forth in Paragraph 5 below. If EVERYWARE terminates his employment with Cause at any time, he shall not be entitled to any severance or Bonus, but he shall be entitled to base compensation and benefits through the date of termination and payment of all accrued but unused vacation through the termination date.

(ii) As used herein, “Cause” shall mean (aa) the commission of a criminal offence or a crime involving moral turpitude; (bb) the commission of any material act of dishonesty; (cc) an act that in any way brings EVERYWARE or its affiliates into disrepute; (dd) gross negligence or willful misconduct in performance of any duty owed by Executive to EVERYWARE or any of its affiliates; (ee) a serious or persistent breach of this Agreement by Executive; (ff) the failure of Executive to comply with proper and lawful instructions or directions of the Chief Executive Officer or Board of Directors; (gg) to take, or fail to take, any action, within the scope of Executive’s duties, which does or which may materially or adversely affect EVERYWARE’s business or operations; or (hh) a material violation of EVERYWARE’s policies.

(b) By Executive.

(i) Executive may terminate his employment at any time for any reason, with or without a good or important reason and with four weeks advance notice. In the event of such a termination, Executive shall not be entitled to any severance, but he shall be entitled to base compensation through the date of termination and payment for all accrue but unused vacation through the termination date.

(c) Upon Death or Disability.

The Executive’s employment shall terminate upon death or because of disability. For purposes of this paragraph, disability shall occur if the Executive has been unable, by reason of illness or injury, to perform his essential duties on behalf of EVERYWARE on a full time basis for a period of 90 consecutive days, within the preceding 360-day period, or the Executive has received disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive. If Executives employment is terminated under this paragraph, EVERYWARE shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to him under Paragraph 3 hereof up to the date the termination of his employment occurs. However, any Executive Bonus, assuming the attainment of the goals set forth, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his length of service with EVERYWARE in that year.

5. Severance. In the event Executive is eligible for severance as set forth in this Agreement, EVERYWARE shall pay Executive a maximum amount equal to six months of his Base Salary or the minimum requirement under applicable Employment Standards legislations, whichever is greater, in effect at the time of his termination. At no time will Executive be paid less than any entitlements under applicable Employment Standards legislation. The parties acknowledge and agree that payment of any severance under this Paragraph 5 shall be contingent upon the Executive signing a Release of Claims (the “Release”) in a form acceptable to EVERYWARE. This payment shall be made in bi-weekly payments in accordance with the company’s standard payroll practices and shall be reduced by standard deductions for federal, state, and local taxes as determined by EVERYWARE. The Executive acknowledges and agrees that the Severance is the maximum amount due and owing the Executive in the event he is terminated without Cause.

6. Proprietary and/or Confidential Information. Executive acknowledges that during his employment with EVERYWARE, he has had and will have access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). Executive agrees that he shall continue to abide and be bound by the promises and obligations in all confidentiality agreements that he has or may have signed with EVERYWARE or its affiliates. In addition, Executive agrees that he will use his utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Executive acknowledges that as used in this Agreement, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for EVERYWARE, and technological innovations in any stage of development. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of EVERYWARE. Such information is, and shall remain, the exclusive property of EVERYWARE, and Executive agrees that he shall promptly return all such information to EVERYWARE upon the termination of his employment or at any time as requested by the company.

7. Restrictive Covenants. During the period of time the Executive is employed by EVERYWARE and for a one year period thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, in any state of the United States or in Canada or Mexico (the “Prohibited Area”): (i) engage in or otherwise participate in any business which competes with EVERYWARE’s Business; or (ii) become a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director, consultant, or creditor of any person or entity who engages or otherwise participates in any business which competes with EVERYWARE’s Business.

(a) During the Restricted Period, the Executive shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of EVERYWARE, any employee of EVERYWARE or hire any employee of EVERYWARE within two years of the date such employee ceases to be employed by EVERYWARE.

(b) During the Restricted Period, the Executive shall not call on, or solicit any customer, supplier, independent contractor or other business relationship of EVERYWARE or any of its subsidiaries with whom Executive had contact and interaction with, in order to induce or attempt to induce such customer, supplier, independent contractor or other business relationship to cease doing business with EVERYWARE or any of its subsidiaries, or in any way materially interfere with the relationship between any customer, supplier, independent contractor or business relationship and EVERYWARE or any of its subsidiaries (including any disparaging statements about EVERYWARE or any of its subsidiaries).

(c) The Restricted Period shall be tolled during the period of any violation of this section by the Executive or any period when the Executive takes significant and material steps towards developing a business plan for a business that is in competition with EVERYWARE. EVERYWARE shall provide written notice to the Executive of any tolling of the Restricted Period.

(d) If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in this section (the “Restrictive Covenants”), EVERYWARE shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to EVERYWARE under law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to EVERYWARE and that money damages will not provide adequate remedy to EVERYWARE.

(ii) The right and remedy to require the Executive to account for and pay over to EVERYWARE all compensation, profits, monies, accruals, increments of other benefits derived or received by the Executive as the result of any transaction constituting a breach of any of the Restrictive Covenants.

For purposes of this Agreement, “directly or indirectly” means for the Executive’s own account, or as a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director or consultant, or as a creditor, or any other participation or interest. For the purposes of this Agreement, “EVERYWARE’s Business” means any business in which the company is engaged at the time of Executive’s termination, including, without limitation, the following: the manufacture, distribution or sale of any tabletop products, including without limitation, beverageware, buffetware, candle glass, cutlery, dinnerware, drinkware, flatware, floral glass, glassware, hollowware, kitchen accessories, kitchenware, mugs, serveware, spirits glass, stemware, storeageware, tabletop or home products.

The Executive acknowledges and agrees as follows: (a) the covenants set forth in Sections 6 and 7 are reasonable in scope and essential to the preservation of the business; (b) EVERYWARE would not have entered into this Agreement without the covenants set forth in Sections 6 and 7; and (c) the enforcement of such covenants will not preclude the Executive from being gainfully employed in such manner and to the extent necessary to provide the Executive with an acceptable standard of living.

8. Return of Property. Executive agrees that upon the termination of his employment for any reason, he will deliver to EVERYWARE the originals and all copies of all files, documents, papers, materials and other property of EVERYWARE or its affiliates relating to their affairs, which may then be in his possession or under his control. Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his employment.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, and Executive’s heirs, executors and administrators.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Executive has or may have with EVERYWARE and any other Agreement between Executive and EVERYWARE. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

11. Breaches or Violation. Executive acknowledges that any breach of this Agreement (including without limitation any breach of Paragraph 6) would cause EVERYWARE substantial irreparable injury. Executive agrees that in the event of any violation of this Agreement, in addition to any damages allowed by law, EVERYWARE shall be entitled to injunctive and/or other equitable relief.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Ohio (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The parties have agreed that EVERYWARE’s offices is located in the United States in the state of Ohio and further that EVERYWARE has consented to the Executive working remotely; however, the parties agree that the appropriate jurisdiction is the state of Ohio, the United States and submits themselves to the exclusive jurisdiction of the courts in state of Ohio.

13. Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

14. Assignment. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Colin Walker		EveryWare Global, Inc.

/s/ Colin Walker		By:	/s/ Kerri Cárdenas Love

Date:	August 21, 2012	Date:	August 22, 2012